Exhibit 10.2
SETTLEMENT AGREEMENT AND FULL RELEASE
This Settlement Agreement and Full Release (the “Agreement”), dated as of April 28, 2021 is by and between Marcello Mastioni (“Executive”) and Altisource S.à r.l., with registered offices at 40, avenue Monterey, L-2163 Luxembourg and registered at the Luxembourg Trade and Companies Register under number B.147.268 (the “Company” and, together with any successor entities, parent companies, subsidiaries and affiliates, including Altisource Portfolio Solutions S.A., “Altisource”) (Executive and Altisource each may be referred to herein as “Party” and collectively as the “Parties”).
WHEREAS:
•Executive is employed by the Company by virtue of a Amended and Restated Employment Contract of Indefinite Duration dated March 22, 2019 (the “Employment Contract”);
•By letter delivered to the Executive, the Executive’s employment has been terminated by Company with a three (3) months’ notice period;
•The Executive’s employment will terminate at midnight on May 31, 2021 (the “Separation Date”).
•The Parties wish to settle immediately and definitely any actual or potential disputes between Executive and Altisource through the Separation Date particularly in respect of Executive’s employment and termination.
In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.The Parties acknowledge that Executive’s employment with the Company will end at midnight on the Separation Date. Except for any consideration set forth in section 4 and base salary owed through the Separation Date, Executive acknowledges that he has been paid all compensation and benefits due to him and waives any right to additional compensation or consideration whatsoever.
2.Executive agrees that he will:
(i)exercise his functions in a professional and cooperative manner for time worked through the Separation Date (or earlier date mutually agreed to with the Company), provided that Executive will not be required to come to the Company offices during the notice period and provided further, that beginning April 1, 2021 and continuing through the Separation Date, the Executive’s job duties will be limited to making himself available to Company personnel to consult on such matters related to the Company as may be requested;
(ii)cooperate with the transition of his responsibilities in a professional manner; and
(iii)assist with the identification and location of all files and materials, electronic or otherwise, necessary for the completion of his duties and responsibilities.
3.The Executive shall maintain the confidentiality of all Confidential Information (as defined below) concerning the activities of Altisource.
4.Following the execution of this Agreement by both Parties and contingent upon the Company’s receipt of the executed Agreement, Executive’s compliance with sections 2, 3, 5 and 11 of this Agreement, the expiration of the revocation period referred to in Section 15 (collectively, the “Conditions”), the Company shall (in each case subject to applicable withholdings and other deductions required by law, if any):
(i)Within fifteen (15) days of the Separation Date, complete the payment of the Minimum Guaranteed Compensation Payment (as defined in section 4(k) of the Employment Contract).
(ii)Pay Executive his 2020 annual incentive compensation (“AIP”) consisting of 9,918 restricted share units that will vest on June 30, 2021.
(iii)Within fifteen (15) days of the Separation Date, pay Executive the sum of €3,000 to cover certain relocation costs incurred by Executive at the time of joining the Company.
(iv)Provide: (a) tax preparation for tax year 2020, consistent with past practice; and (b) tax preparation for tax year 2021, but in all cases only with respect to tax obligations in Luxembourg and in Switzerland.
Notwithstanding Executive’s separation and the terms of the applicable equity award agreements, the treatment of Executive’s outstanding equity of Altisource Portfolio Solutions S.A. (“ASPS”) will be as set forth in Exhibit A to this Agreement.
Except as set forth in this section 4 and section 5 below and Exhibit A, nothing in this Agreement shall vary the terms of the applicable equity award agreements, which provisions shall govern the treatment of the equity in all other respects. In accordance with Altisource’s Insider Trading Policy, Executive will not transact in Altisource stock for the longer of (a) the period continuing until three (3) business days after Altisource’s first filing of its 10-Q immediately following the Separation Date, or (b) Executive is in possession of material non-public information concerning Altisource.
The Company will provide the benefits and make the payments described in this section in consideration and in exchange for Executive’ promises, representations, warranties, covenants, agreements, releases and other obligations, including post separation obligations, set out in this Agreement and his adherence thereto.
5.Executive hereby: (i) waives any and all rights to salary, incentive compensation and other benefits, whether earned or unearned, and whether due or to become due, after the Separation Date, except as set forth in section 4 above; (ii) except as set forth in section 4 above, waives any and all claims to any equity-based compensation granted, allocated, assigned or otherwise attributed to the Executive prior to the Separation Date (whether vested or unvested), including any equity-based compensation that purports to give the employee the right to benefit from or participate in the appreciation or increase in value of, or profits or dividends from, any division, business unit or other sub-division of Altisource, including without limitation, any award granted, allocated, assigned or otherwise attributed to the employee; and (iii) fully and forever releases and discharges from liability, and covenants not to sue Altisource or its officers, directors, managers, employees, counsel and agents and representatives of any sort, both present and former, for any and all claims, damages, actions and causes of action, arising from the beginning of time until the execution of the Agreement by Executive, whether in contract, tort, negligence or otherwise, in law or in equity, of every nature which Executive may ever have had, or now has, which are known or may subsequently be discovered by Executive arising out of, in connection with or related to Executive’s recruitment, hiring, employment with Altisource and/or separation from employment with Altisource, the acts or omissions of Altisource, including but not limited to any contracts, agreements and promises, written and oral; claims for wrongful termination actions of any type (such as claim for indemnity for non-pecuniary loss “indemnité pour préjudice moral”, indemnity for material injury “indemnité pour préjudice matériel”, indemnity for improper nature of the dismissal procedure “indemnité pour licenciement irrégulier pour vice de forme”, compensatory allowance for notice period “indemnité compensatoire de préavis”, and severance pay “indemnité de départ”), breach of express or implied covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; intentional or negligent failure to supervise, train, hire or dismiss; claims for fraud, misrepresentation, libel, slander or invasion of privacy and claim on salary arrears or overtime payment, compensation for legal or contractual holidays not taken by Executive, reimbursement of expenses, bonuses, commissions or premiums, entertainment expenses, options, warrants, relocation costs, contributions in a supplementary pension plan, other elements of the remuneration or salary, damages, allocation portion of profits, special advantages, etc, without exception nor reservation.
6.Executive represents and covenants that he has not and will not remove from the Company premises any item belonging to Altisource, including files (neither hard nor soft), Confidential Information, or office equipment. Executive shall account for and return to the Company, on or before the Separation Date (or earlier date decided by the Company in its sole discretion) all Altisource property (including but not limited to iPhone, blackberry, laptop, documents and disks, equipment, keys and passes belonging to the Company which is or has been in the Executive’s possession or under the Executive’s control). Documents and disks shall include but not be limited to correspondence, files, emails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, manuals, customer documentation or any other medium for storing information. Executive represents and covenants that he has not and will not disclose or use any Confidential Information and/or trade secrets of Altisource. Executive shall keep all such Confidential Information confidential and not disclose or use the Confidential Information for any purpose, or divulge or disclose that Confidential Information to any person. Any breach, even minimal, of these obligations may constitute a serious offence, which may trigger a claim that may be exercised on the basis of civil, and/or criminal law. As used in this Agreement, “Confidential Information” means information: (i) disclosed to or known by Executive as a consequence of or through his employment with Altisource; (ii) not generally known outside Altisource; and (iii) which relates to any aspect of Altisource or its business or prospective business. By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether transmitted verbally, electronically or in writing: copyright, service mark and trademark registrations and applications; patents and patent applications; licenses; agreements; unique and special methods; techniques; procedures; processes; routines; formulas; know-how; trade secrets; innovations; inventions; discoveries; improvements; research proposals, development, test results or papers; specifications; technical data and/or information; software; models; sales figures; files; marketing plans; strategies; business plans, operations, expenses, customers, competitors and forecasts; customer, pricing, and financial information; budgets; methodologies; computer code and programs; compilations of information; reports; records; compensation and benefit information; customer, vendor, and supplier identities and characteristics; information provided to Altisource by a third party under restrictions against disclosure or use by Altisource or others; information designated confidential by Altisource; and information of which unauthorized disclosure could be detrimental to the interests of Altisource, whether or not such information is identified as confidential information by Altisource.
7.Executive acknowledges that during his time of employment he has been provided access to Confidential Information and Altisource’s clients, employees, customers and others with whom Altisource has formed valuable business arrangements. Executive shall not, prior to or for a period of twenty-four (24) months commencing on the Separation Date, directly or indirectly:
(i).Take any action that would interfere with, diminish or impair the relationships that Altisource has with its employees, clients and customers (whether current or prospective);
(ii).Recruit or otherwise solicit for employment or induce to terminate Altisource’s employment of or consultancy with, any person (natural or otherwise) who is or becomes an employee or consultant of Altisource or hire any such employee or consultant who has left the employ of Altisource within six (6) months after the termination or expiration of such employee’s or consultant’s employment with Altisource, as the case may be.
(iii).Solicit or attempt to solicit any business from any of Altisource’s present customers, or actively sought prospective customers, with whom Executive had material contact for purposes of providing products or services that are competitive with those provided by Altisource: provided that "material contact" is agreed to exist between Executive and each customer or potential customer: (a) with whom Executive dealt; (b) whose dealings with Altisource were coordinated or supervised by Executive; or (c) about whom Executive obtained Confidential Information in the ordinary course of business as a result of his association with Altisource; or
(iv).Assist, cause or authorize, directly or indirectly, any other person, partnership, association, corporation or other entity that Executive is employed by, consults with, obtains an ownership interest in, or in which he is materially involved in any manner as to the ownership, management, operation, or control of to engage in any of the foregoing.
Executive further expressly agrees and acknowledges that he is bound by his non-competition obligations under Article 9(a) of his Employment Contract for the duration of the Restrictive Period (as the term is defined in the Employment Contract).
The restrictive covenants in this section shall supersede the non-competition and non-solicitation covenants set forth in Executive’s equity award agreements and such provisions shall be deemed to be replaced in their entirety by this section.
8.Executive shall make himself reasonably available to Altisource at no cost and upon reasonable notice during business hours to respond to inquiries of Altisource and its advisors for a period of twenty-four (24) months from the Separation Date. During such period, Executive shall fully cooperate with Altisource and, upon reasonable notice, furnish any such information and assistance to Altisource, at Altisource’s expense, as may be required by Altisource in connection with Altisource’s defense or pursuit of any litigation, administrative action or investigation in which Altisource is or hereafter becomes a party or which Altisource undertakes. Executive’s duty of cooperation includes, but is not limited to: (i) meeting with Altisource’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully his recollection of events; (ii) appearing at Altisource’s reasonable request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully his knowledge of matters at issue; and (iii) signing at Altisource’s request declarations or affidavits that truthfully state matters of which Executive has knowledge. In addition, Executive agrees to notify the Altisource Chief Legal and Compliance Officer promptly of any requests for information or testimony that he receives in connection with any litigation or investigation, pending or threatened, relating to Altisource’s business.
9.It is the intention of the Parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereunder shall be determined in accordance with the laws of the Grand Duchy of Luxembourg. Any dispute with respect to the construction of this Agreement and the rights and liabilities of the Parties hereunder will be brought before the courts and tribunals in the district of Luxembourg City.
10.Notwithstanding any term contained herein, Executive acknowledges and reaffirms his obligations in the Employee Intellectual Property Agreement and understands that those obligations remain effective following his separation from the Company.
11.In consideration for the compensation set forth in Section 4 above, Executive will sign as of the Separation Date a release and acknowledgment document in the form and content limited to what set forth in Exhibit B hereto.
12.Each Party enters into this Agreement voluntarily, without coercion and in good faith. Both Parties acknowledge that they have had the opportunity to freely consult, if they so desire, with attorneys of their own choosing prior to signing this document regarding the contents and consequences of this document. The Parties understand that the payment and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any person or entity.
13.The construction of the covenants contained herein shall be in favor of their reasonable nature, legality, and enforceability, in that any reading causing unenforceability shall yield to a construction permitting enforceability. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, said covenant shall be enforced to the extent reasonable, whether said revisions be in time, territory or scope of prohibited activities.
14.In signing this Agreement, Executive acknowledges and certifies that: (i) he has carefully read and fully understands the provisions of this Agreement; (ii) the Company has, by this Agreement, advised him to consult with an attorney of his choice before signing this Agreement, and he has had an opportunity to do so; (iii) he has been allowed a reasonable period of time after receiving this Agreement (up to 21 days) in which to consider this Agreement before signing, and that if he signs this Agreement prior to the expiration of the twenty-one (21) day review period, he is voluntarily and knowingly waiving his twenty-one (21) day review period; and (iv) he agrees to the terms of this Agreement knowingly, voluntarily and without intimidation, coercion or pressure, and he intends to be legally bound by the Agreement.
15.Executive may revoke this Agreement within seven (7) calendar days after he signs it. If he revokes it during that period, it will be null and void, and he will not be entitled to any of the benefits set forth in this Agreement. To revoke, Executive must ensure that written notice of revocation, sent by email, is received by the Chief Legal and Compliance Officer, by no later than 5:00 p.m. on the seventh calendar day after he signs the Agreement. If Executive does not revoke the Agreement during that seven-day revocation period, the effective date of the Agreement shall be the day after the seven-day period has expired.
16.This Agreement is made in two originals, each Party acknowledging having received one original.

IN WITNESS WHEREOF, the Parties hereby voluntarily and knowingly enter into this Agreement.

MARCELLO MASTIONI

By: _______________________

ALTISOURCE S.À R.L.

By: _______________________

Exhibit A
To the extent not vested as of the Separation Date, the ASPS Restricted Stock Units (“RSUs”), restricted shares and outstanding ASPS stock options set forth in the table below will vest as specified in such table.

Description – Type	Grant Date	RSUs Granted	RSUs Vested as of 05/31/21	RSUs Unvested as of 05/31/21	Remaining Vesting Tranches as of 05/31/21	Treatment
2018 Time-Based – LTIP (1)	2/12/2018	6,373	4,780	1,593	1	RSUs to vest on 06/30/2021
2018 Time-Based – Award(1)	11/12/2018	15,000	10,000	5,000	1	RSUs to vest on 06/30/2021
2019 Performance-Based - LTIP Type 2	3/21/2019	7,649	-	7,649	1	RSUs to vest according to the LTIP performance metrics as determined by the Compensation Committee of the Board of Directors in its discretion and consistent with the terms of the award grant except that Executive is not required to remain employed to be eligible for the RSUs to vest
2019 Time-Based – LTIP(1)	3/21/2019	7,649	5,099	2,550	1	RSUs to vest on 06/30/2021
2020 Time-Based - LTIP (1)	1/24/2020	9,638	3,213	6,425	2	6,425 RSUs to vest on 06/30/2021
2020 Performance-Based - LTIP Type 2	1/24/2020	9,638	-	9,638	1	RSUs to be forfeited (the performance hurdle cannot be achieved within 90 days of the Separation Date)
2020 Time-Based – 2019 AIP(2)	2/26/2020	5,119	2,560	2,559	1	RSUs to vest on 06/30/2021
2020 Time-Based – Award(1)	2/26/2020	3,000	1,000	2,000	2	2,000 RSUs to vest on 06/30/2021
2020 Performance Based - Award (Price Hurdles $20, $25 and $35)	10/1/2020	25,000	-	25,000	2	RSUs to be forfeited (unless performance hurdles are achieved within 90 days of the Separation Date, in which case RSUs linked to that hurdle will vest)
2020 Time-Based – Award (1)	10/1/2020	6,250	-	6,250	3	6,250 RSUs to vest on 06/30/2021
(1)    For all time-based awards except AIP – RSU awards, RSUs scheduled to vest within 12 months of the Separation Date shall vest 30 days after the Separation Date and any remaining unvested RSUs shall be forfeited as of the Separation Date, unless otherwise indicated in the Treatment column in the table above
(2)    For all time-based AIP – RSU awards, all unvested RSUs shall vest 30 days after the date of the Separation Date.

Exhibit B
Full Release
This Full Release (the “Release”), dated as of May 31, 2021 is made by Marcello Mastioni (“Executive”) for the benefit of Altisource S.à r.l., with registered offices at 40, avenue Monterey, L-2163 Luxembourg and registered at the Luxembourg Trade and Companies Register under number B.147.268 (the “Company” and, together with any successor entities, parent companies, subsidiaries and affiliates, including Altisource Portfolio Solutions S.A., “Altisource”).
WHEREAS, this Release is given by Executive pursuant to that Settlement Agreement and Full Release dated April XX, 2021 by and between the Parties (the “Agreement”). Capitalized terms not otherwise defined in this Release will have the meaning set forth in the Agreement.
In consideration of the consideration, mutual covenants and agreements contained in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive agrees as follows:
1.Except for any consideration set forth in section 4 of the Agreement and base salary owed through the Separation Date, Executive acknowledges that he has been paid all compensation and benefits due to him and waives any right to additional compensation or consideration whatsoever.
2.Executive hereby: (i) waives any and all rights to salary, incentive compensation and other benefits, whether earned or unearned, and whether due or to become due, after the Separation Date, except as set forth in section 4 of the Agreement; (ii) except as set forth in section 4 of the Agreement, waives any and all claims to any equity-based compensation granted, allocated, assigned or otherwise attributed to the Executive prior to the Separation Date (whether vested or unvested), including any equity-based compensation that purports to give the employee the right to benefit from or participate in the appreciation or increase in value of, or profits or dividends from, any division, business unit or other sub-division of Altisource, including without limitation, any award granted, allocated, assigned or otherwise attributed to the employee; and (iii) fully and forever releases and discharges from liability, and covenants not to sue Altisource or its officers, directors, managers, employees, counsel and agents and representatives of any sort, both present and former, for any and all claims, damages, actions and causes of action, arising from the beginning of time until the execution of the Agreement by Executive, whether in contract, tort, negligence or otherwise, in law or in equity, of every nature which Executive may ever have had, or now has, which are known or may subsequently be discovered by Executive arising out of, in connection with or related to Executive’s recruitment, hiring, employment with Altisource and/or separation from employment with Altisource, the acts or omissions of Altisource, including but not limited to any contracts, agreements and promises, written and oral; claims for wrongful termination actions of any type (such as claim for indemnity for non-pecuniary loss “indemnité pour préjudice moral”, indemnity for material injury “indemnité pour préjudice matériel”, indemnity for improper nature of the dismissal procedure “indemnité pour licenciement irrégulier pour vice de forme”, compensatory allowance for notice period “indemnité compensatoire de préavis”, and severance pay “indemnité de départ”), breach of express or implied covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; intentional or negligent failure to supervise, train, hire or dismiss; claims for fraud, misrepresentation, libel, slander or invasion of privacy and claim on salary arrears or overtime payment, compensation for legal or contractual holidays not taken by Executive, reimbursement of expenses, bonuses, commissions or premiums, entertainment expenses, options, warrants, relocation costs, contributions in a supplementary pension plan, other elements of the remuneration or salary, damages, allocation portion of profits, special advantages, etc, without exception nor reservation.

IN WITNESS WHEREOF, the Executive hereby voluntarily and knowingly enters into and gives this Release.

MARCELLO MASTIONI

By: _______________________

Acknowledged and received by:
ALTISOURCE S.À R.L.

By: _______________________